EXHIBIT 5.11

CONSENT OF JESSY THELLAND

The undersigned hereby consents to (i) the filing of the written disclosure regarding:

•	the Technical Report for the Lamaque Project, Quebec, Canada, effective December 31, 2021;
•	the Lamaque underground mineral reserves and resources;
•	the Ormaque underground resources; and
•	other information pertaining to these projects

and (ii) the references to the undersigned’s name in connection with the preparation and review of the scientific or technical information contained in the short form base shelf prospectus and under the caption “Interest of Experts” in the short form base shelf prospectus, included in or incorporated by reference in the Registration Statement on Form F-10 being filed by Eldorado Gold Corporation with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ Jessy Thelland
Name: Jessy Thelland, géo (OGQ No. 758)
Date: May 18, 2023